Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Science Applications International Corporation:
(1)Form S-8 No. 333-191436
(2)Form S-8 No. 333-203222
(3)Form S-8 No. 333-229254
(4)Form S-8 No. 333-272484
(5)Form S-8 POS No. 333-229254
(6)Form S-8 No. 333-273014
of our reports dated March 20, 2024, with respect to the consolidated financial statements of Science Applications International Corporation and the effectiveness of internal control over financial reporting of Science Applications International Corporation included in this Annual Report (Form 10-K) of Science Applications International Corporation for the year ended February 2, 2024.
/s/ ERNST & YOUNG LLP
Tysons, Virginia
March 20, 2024